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                      THE TIREX CORPORATION


                       CONSULTING AGREEMENT

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         Consulting Agreement, made this 1st day of June, 2001,
to be effective May 15, 2001 (the "Effective Date") between Tirex Canada R&D Inc., a corporation incorporated under the laws of Delaware (the "Company"), and Francois Lafortune, an individual residing at 5755 boul. Payer, Saint-Hubert, Quebec, Canada J3Y 1K4 (the "Consultant").


THE PARTIES AGREE:


PURPOSE

>> The purpose of this agreement is to establish the terms and conditions of the contract between the Consultant and the Business in a spirit of mutual cooperation and advancement.

RESPONSIBILITIES

>>   Responsibilities will include but not be limited to the following :

     - Assisting the Company in writing up and filing technical R&D project reports for current or potential funding agencies (Revenue Canada, SDI, Recyc-Quebec, etc.)

     - Coordinating R&D project efforts in the developing of crumb rubber based applications (extrusion, thermoplastics, etc.)

     - Assisting the Company in acquiring all necessary permits pertaining to its activities

     - Representing Tirex with public agencies (e.g. government authorities, Recyc-Quebec in the area of scrap tire management, inter alia by ensuring that customers of Tirex in Quebec and elsewhere are able to derive maximum benefits under the terms of the financial assistance programs in place in the regions in question working to facilitate supply to recyclers in Quebec, or at least to minimize barriers to supply (e.g. association being formed which may create a monopoly that could inhibit access to tires by new recyclers)

     - conduct strategic technological monitoring in the field of scrap tires, both in North America and elsewhere in the world, dealing inter alia with technologies for transforming tires into crumb rubber, both cryogenically and at ambient temperature, new applications, leading trends concerning the types of crumb rubber in demand, chemical or radiation surface treatment methods to devulcanize rubber, emerging

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          alternative methods, new markets for crumb rubber, combinations with plastics or with other polymer resins

     -    performing any other duties that the Business may consider appropriate


FINANCIAL TERMS AND CONDITIONS

>> The Consultant's salary will be 260 US$ per working day (min. 7 hrs per day)

>>   Fee structure :

     50% monthly lump sum fees
     50% TXMC stock @ 65% of market value

     Note: Stock will be acquired through option issuance or will be registered ("S8")

>>   Financial terms and conditions will reviewed October 1, 2001

>> The Consultant shall be reimbursed on a monthly basis by the Business for expenses incurred by him. Usual travelling expenses shall include living and rental expenses, where applicable, and use of personal vehicle for business for which the Consultant shall be reimbursed at the rate of $0.34/km

>> Conference, book + periodical subscription expenses (amounts to be discussed).


PERSONAL PROJECTS

>> Possibility of remaining or getting involved in personal projects that will not adversely affect Tirex' competitive position or infringe Tirex' intellectual property rights; in addition, F. Lafortune's involvement in those personal projects should not interfere with other Tirex' current assignments.


RESPONSIBILITIES OF THE CONSULTANT

>> The Consultant undertakes to perform his duties diligently and in accordance with industry standards and, where applicable, by engaging qualified personnel.

>> The Consultant undertakes not to disclose any information of a confidential nature that might adversely affect the Business's competitive position or infringe the Business's intellectual property rights.

>> In the event that a contract proposal is developed by the Consultant with a firm other than the Business in the field of scrap tires, the Consultant will first submit the proposal to the Business for approval.


CONTRACT DOCUMENTS

>> This agreement and any other document referred to herein, and any duly agreed amendment to the said documents, shall comprise the complete agreement between the parties and shall be binding on them. Any oral agreement which is not set out herein shall be deemed to be void and of no effect, and any amendment hereto shall be made in writing.

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PLACE OF THE AGREEMENT

>> For the purposes hereof and of the performance of this agreement, it shall be deemed to have been made and entered into in the City of Montreal, in the Judicial District of Montreal, in the province of Quebec, and it shall be subject to the laws of Quebec.


COMING INTO FORCE AND TERM OF THE CONTRACT

>> This agreement shall come into force when it has been signed by all the parties.

>> This agreement shall be valid for a period of one year. The parties may agree to amendments to this agreement, by mutual agreement. Unless notice of non-renewal is given two months before the expiry of this agreement, it shall be renewed automatically.

>> If it becomes necessary, for valid reason, for the Business to terminate this contract, the Consultant shall receive compensation equivalent to two months' fees.



         In Witness Whereof, the parties hereto have executed the above Agreement this 6th day of June, 2001.



                                              For the Company



                                              /s/ JOHN L. THRESHIE, JR.
                                              ------------------------------
                                              John L. Threshie Jr.
                                              President / CEO




                                              For the Consultant



                                              /s/ FRANCOIS LAFORTUNE
                                              ------------------------------
                                              Francois Lafortune

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